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                                                                     EXHIBIT 2


                                 PROMISSORY NOTE


$27,675.00                                              Santa Clara, California
                                                              November 13, 1994

 At the times hereinafter stated, for value received, the undersigned promises to pay AccelGraphics, Inc., a California corporation (the "Company"), or order, at its principal office the principal sum of $27,675.00 with interest from the date hereof at a rate of 7.32% per annum, compounded semi-annually, on the unpaid balance of said principal sum. Said principal and interest shall be due and payable on November 9, 1998.

 If the undersigned's employment by or association with the Company is terminated prior to payment in full of this Note, this Note shall be immediately due and payable.

 Principal and interest are payable in lawful money of the United States of America. AT ANY TIME, THE PRIVILEGE IS RESERVED TO PAY MORE THAN THE SUM DUE.

 Should suit be commenced to collect this Note or any portion thereof, such sum as the Court may deem reasonable shall be added hereto as attorneys' fees. The makers and endorsers have severally waived presentment for payment, protest, notice of protest, and notice of non-payment of this Note.

 This Note, which is full recourse, is secured by a pledge of certain shares of Common Stock of the Company and is subject to the terms of a Restricted Stock Purchase Agreement between the undersigned and the Company of even date herewith.

                                           /s/ JEFFREY W. DUNN
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                                           Jeffrey W. Dunn
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